Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: August 25, 2020	FEIER CO., LIMITED

	By:	/s/ Guiting Rao
Guiting Rao, President

Date: August 25, 2020	MEISI CO., LIMITED

	By:	/s/ Yuze Zhong
Yuze Zhong, President

Date: August 25, 2020		/s/ Junze Zhang
Junze Zhang

Date: August 25, 2020		/s/ Guiting Rao
Guiting Rao

Date: August 25, 2020		/s/ Yuze Zhong
Yuze Zhong